EXHIBIT 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

July 20, 2005

Iteris, Inc.
1515 South Manchester Avenue
Anaheim, California  92802

Re:                               Iteris, Inc. Registration Statement on Form S-8 for 6,044,556 Shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Iteris, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 6,044,556 shares of the Company’s common stock (the “Shares”) for issuance under the Iteris, Inc. 1998 Stock Incentive Plan (the “1998 Plan”) and certain option agreements granted outside such plan (the “Option Agreements”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the assumption of the 1998 Plan and the Option Agreements.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 1998 Plan and the Option Agreements and in accordance with the Registration Statement or (b) duly authorized direct stock issuances under the 1998 Plan and the Option Agreements effected in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/ Dorsey & Whitney LLP

DORSEY & WHITNEY LLP